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                                                                     EXHIBIT 4.2

                         LUTHER MEDICAL PRODUCTS, INC.

                                1997 Stock Plan

                             STOCK OPTION AGREEMENT

          The Board of Directors of Luther Medical Products, Inc., (the "Company") desires to grant to Optionee the ability to participate in the 1997 Stock Plan (the "Plan"), a copy of which is attached hereto, by granting an option to purchase shares in the Company as set forth below.

Optionee:

Address:


Date of Grant:

Option Shares:
     (as may be adjusted as provided for in the Plan).

Incentive Stock Option/Exercise Price per Share:
     (being the Fair Market Value on the date as provided for in the Plan).

     or

Non-Qualified Stock Option/Exercise Price Per Share:
     (being not less than 85% of the Fair Market Value on the date as provided for in the Plan).

Option Period:

Vesting Schedule of Option:

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Manner of Exercise:  The Optionee shall give written notice to the Company specifying the number of full shares to be purchased accompanied by payment in cash, by certified check, upon approval by the Board, his promissory note (secured by collateral other than the shares acquired), or other shares of the Company's Common Stock, for the full purchase price. No share shall be issued until full payment therefor has been made.

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Employment:  Nothing contained in this Stock Option Agreement (the "Option")
shall confer upon the Optionee any right to be continued in the employment of the Company or shall prevent the Company from terminating his employment at any time, with or without cause.

Termination/Death/Disability: If the Optionee's employment with the Company is terminated for any reason (voluntarily or involuntarily), except cause, death, or disability, the Option may be exercised no later than ninety (90) days after the date of such termination. If the Optionee's employment with the Company is terminated for cause, the Option may be exercised no later than fifteen (15) days after the date of such termination, and if because of death or disability, the Option may be exercised no later than twelve (12) months after the date of such termination. In no event will the Option be exercisable later than the expiration date, and in every case the Option will only be exercisable to the extent that it would have been exercisable on the date of such termination by the Optionee or, in the case of death or disability, the Optionee's legal representative.

Non-Transferability of Option: The Option shall not be transferrable other than by will or by the laws of descent and distribution, and may be exercised during the Optionee's lifetime only by him.

Incorporation of Plan: The Option granted hereby is subject to, and governed by, the terms and conditions of the Plan, which are hereby incorporated by reference. The Option, including the Plan incorporated by reference herein, is the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings.

Securities Laws Requirements: No shares shall be issued upon the exercise of any option unless and until the Company and the Optionee are determined to be in compliance with applicable State and Federal securities laws with respect to an individual exercise. The shares issued under the Plan may be restricted securities subject to limitations on resale.

General: Notice regarding this agreement shall be in writing and shall be delivered in person or by registered mail to the Company's address or by the laws of the State of California.

The parties have accepted the terms herein and entered into this agreement this
      day of             , 199  .
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Company:
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Optionee:
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